Exhibit 5.1

Opinion of Bartlit Beck Herman Palenchar & Scott

Bartlit Beck Herman Palenchar & Scott
1899 Wynkoop, Suite 800
Denver, Colorado 80202

August 8, 2003

NaPro BioTherapeutics, Inc.
4840 Pearl East Circle, Suite 300W
Boulder, Colorado 80301

  Re:
  Registration Statement on Form S-3 Relating to 6,500,000 Shares of NaPro BioTherapeutics, Inc.'s (the "Company") Common Stock and 1,000,000 Shares of the Company's Preferred Stock

Ladies and Gentlemen:

        We have acted as counsel to NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company"), in connection with the preparation of the Company's Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the proposed issuance and sale, from time to time, pursuant to Rule 415 under the Securities Act, as set forth in the Registration Statement, the prospectus contained therein (the "Prospectus") and the supplements to the prospectus referred to therein (the "Prospectus Supplements"), of up to 6,500,000 shares of the Company's common stock, par value $0.0075 per share ("Common Stock") and up to 1,000,000 shares of the Company's preferred stock ("Preferred Stock"). The Common Stock and Preferred Stock are collectively referred to herein as the "Securities."

        In connection with this opinion, we have examined and relied upon the Registration Statement and the related prospectuses, the Company's Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed:

  A.
  the genuineness and authenticity of all documents submitted to us as originals and the genuineness and authenticity of all signatures;

  B.
  the conformity to originals of all documents submitted to us as copies thereof;

  C.
  the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

  D.
  the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed;

  E.
  that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective under the Securities Act;

  F.
  that a Prospectus Supplement will have been filed with the Commission describing the Securities offered thereby;

  G.
  that all Securities will be issued and sold in compliance with applicable federal and state securities laws and in accordance with the Registration Statement and the applicable Prospectus Supplement;

  H.
  that a definitive underwriting, purchase or similar agreement with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Company and the other parties thereto;

  I.
  that any Securities issuable upon conversion, exchange, redemption or exercise of any Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption or exercise; and

  J.
  with respect to any shares of Common Stock or Preferred Stock offered, that there will be sufficient shares of Common Stock or Preferred Stock authorized under the Company's Certificate of Incorporation and not otherwise reserved for issuance.

        Based upon the foregoing and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

  1.
  The shares of Common Stock to be issued pursuant to the Registration Statement will be legally issued, fully paid and nonassessable when:

  (a)
  the Board of Directors of the Company or a duly constituted and acting committee thereof (the Board of Directors or such committee being referred to herein as the "Board") has taken all necessary corporate action to approve the issuance and the terms of the offering of the shares of Common Stock and related matters, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and

  (b)
  certificates representing the shares of Common Stock have been duly executed, countersigned, registered, issued and delivered either (i) in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board, for payment of the consideration approved by the Board (not less than the par value of the Common Stock), or (ii) upon conversion, exercise or exchange of any other Security, in accordance with the terms of such Security or the instrument or agreement governing such Security providing for such conversion, exercise or exchange as approved by the Board.

  2.
  The shares of Preferred Stock to be issued pursuant to the Registration Statement will be legally issued, fully paid and nonassessable when:

  (a)
  the Board has taken all necessary corporate action to approve the issuance and terms of the shares of Preferred Stock, the terms of the offering thereof and related matters, so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

  (b)
  a certificate of designation fixing and determining the terms of the Preferred Stock and conforming to the Delaware General Corporation Law (a "Certificate") has been filed with Secretary of State of the State of Delaware; and

  (c)
  certificates representing the shares of Preferred Stock have been duly executed, countersigned, registered, issued and delivered in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board, for payment of the consideration approved by the Board (not less than the par value of the Preferred Stock).

        We express no opinion herein as to the effect or applicability of the laws of any jurisdiction other than the federal laws of the United States of America, the laws of the State of Colorado and the General Corporation Law of the State of Delaware. Our opinions are subject to the effects of, and we express no opinion with respect to the application of or compliance with, state securities or "blue sky" laws, statutes, rules or regulations.

        We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are "experts" within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
Bartlit Beck Herman Palenchar & Scott